UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 17, 2011
Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(SEC file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH  44481
(Address of principal executive offices)

(330) 373-1221
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2011, First Place Financial Corp. (the “Company”) received a determination letter from the Nasdaq Listing Qualifications Staff (the “Staff”) advising that the Company remains noncompliant with the filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1).  The determination letter, which the Company expected, was issued in accordance with standard Nasdaq procedures regarding the delayed filing of the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010, and March 31, 2011 (the “Periodic Reports”), with the Securities and Exchange Commission (the “SEC”).  As a result of the delayed filings, the determination letter indicates that the Company’s common stock is subject to delisting from Nasdaq unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel which, if granted, will automatically stay any delisting action through at least June 8, 2011.  In connection with its request for a hearing, the Company will also request that the Panel continue the stay of delisting until the conclusion of the hearing process.

Following the hearing, the Panel has the authority under the Nasdaq Listing Rules to grant the Company an extension of time within which to regain compliance with the filing requirements for a period not to exceed 360 days from the original due date (November 15, 2010) of the first delayed filing.  However, there can be no assurance that the Panel will grant the Company a stay of the Staff’s delisting determination until the conclusion of the hearing process or that it will grant the additional time requested by the Company to regain compliance with Nasdaq’s filing requirements.

As previously disclosed in a current report on Form 8-K filed with the SEC on December 7, 2010, as amended, the Company announced its intention to file an amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “Amended Form 10-K”), and to restate its results of operations and financial condition as of and for the twelve months ended June 30, 2010.  This determination was based in large part on the results of the annual periodic examination by the Office of Thrift Supervision (the “OTS”) of First Place Bank, the Company’s wholly-owned subsidiary (the “Bank”), in which the OTS concluded that it was their opinion that the Bank’s allowance for loan losses (“allowance”) was understated as of June 30, 2010.

Subsequent to the filing of the Form 8-K referred to above, management engaged the services of an independent firm to assist in conducting a detailed review of the Bank’s loan portfolio to substantiate the appropriate level of the allowance.  This review was recently completed and management is currently in the process of analyzing the results and working with the Company’s independent accountants to finalize the amount of the adjustment to the allowance and the reporting periods impacted.  The filing of the Amended Form 10-K is contingent upon the completion of this process.  While management initially expected that this process would have been brought to full resolution and that all periodic filings with the SEC would have been brought to a current status by April 30, 2011, management has since determined that additional time will be required considering the scope and complexity of the loan review process, the computation of the allowance, the related adjustment to income tax expense and the work to be completed by the independent accountants.  Although the final amount of the adjustment to the allowance has not yet been determined, the Company anticipates that the adjustment to the June 30, 2010 allowance will exceed the anticipated increase of $14 million previously reported.  Upon completing the above process, management intends to proceed with the completion and filing of the Amended Form 10-K, the Company’s Periodic Reports, and any other periodic reports impacted by the adjustments.  Management currently anticipates that all periodic filings with the SEC will be brought to a current status as early as June 30, 2011, or as late as August 31, 2011.  Management also acknowledges that certain factors beyond its control, including the extent and timing of the work to be performed by the independent accountants, could affect the timing of these filings.

A press release, dated May 17, 2011, disclosing the Company’s receipt of the Nasdaq determination letter is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On May 16, 2011, Christopher G. Tietz joined the Company as Corporate Executive Vice President, Chief Credit Officer for First Place Bank, a wholly-owned subsidiary of First Place Financial Corp.  Mr. Tietz comes to First Place Bank with more than 25 years of banking experience, most recently as Chief Credit Officer for Monroe Bank in Bloomington, Indiana.  He received his Bachelor of Science in Business Administration from the University of Alabama.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
99.1	Press release of First Place Financial Corp. dated May 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: May 17, 2011	By:	/s/ David W. Gifford
David W. Gifford
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release of First Place Financial Corp. dated May 17, 2011.